FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-171508-07

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From: Smith-Constantine, Alex [IBD]
Sent: Monday, July 15, 2013 11:47 AM
Subject: GSMS 2013-GC13 -- Price Guidance (Public)(external)

GSMS 2013-GC13 -- Price Guidance (Public)(external)

$933.756mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.
Co-Managers: Drexel Hamilton, LLC and RBS Securities Inc.

Class	Moody’s/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Px Guidance	Target $px
A-1	Aaa(sf)/AAA(sf)/AAA(sf)	66.860	2.63	30.000%	S + 60a	100-00
A-2	Aaa(sf)/AAA(sf)/AAA(sf)	72.740	4.74	30.000%	S + 80a	103-00
A-3	Aaa(sf)/AAA(sf)/AAA(sf)	149.690	6.86	30.000%	***Not Available***
A-4	Aaa(sf)/AAA(sf)/AAA(sf)	175.000	9.72	30.000%	***Not Available***
A-5	Aaa(sf)/AAA(sf)/AAA(sf)	380.255	9.85	30.000%	S + 120a	WAC
A-AB	Aaa(sf)/AAA(sf)/AAA(sf)	89.211	7.30	30.000%	S + 110a	WAC

The offered certificates will now also be offered by Drexel Hamilton, LLC and RBS Securities Inc.  Goldman, Sachs & Co. and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners with respect to the offered certificates.  Drexel Hamilton, LLC and RBS Securities Inc. are acting as co-managers.

Anticipated Timing
Anticipated Pricing:          Week of Jul 15th
Anticipated Closing:          Wed, Jul 31st

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-171508) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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